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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Moore Wallace Incorporated (formerly known as Moore Corporation Limited) on Form S-8 of our reports dated February 12, 2003 (which audit report expresses an unqualified opinion and includes an additional paragraph regarding the audit procedures we applied to certain adjustments made to the Moore Corporation Limited's 2000 financial statements for the change in accounting policy related to earnings per share, restatement of the segmented information, and the reclassifications to conform to the current year's presentation, but does not express an opinion or any form of assurance on the 2000 financial statements taken as a whole), appearing in the Annual Report on Form 10-K of Moore Corporation Limited for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Toronto, Canada
June 2, 2003